Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated June 6, 2012

$ Annual AutoCallable Notes due June 11, 2014 Linked to the Performance of the S&P 500® Index Global Medium-Term Notes, Series A, No. E-7356

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:*	June 6, 2012

Issue Date:	June 11, 2012

Final Valuation Date:*	June 6, 2014

Maturity Date:**	June 11, 2014

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”)

Automatic Call:	On any Call Valuation Date, if the Index Closing Level on such Call Valuation Date is greater than or equal to the Initial Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Call Price payable on the applicable Early Redemption Date.

Call Valuation Dates:*	June 12, 2013 (the first Call Valuation Date) and June 6, 2014 (the second Call Valuation Date)

Early Redemption Date:	The third Business Day after the applicable Call Valuation Date (provided that the final Early Redemption Date will be the Maturity Date).

Call Price:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•        11.80% × $1,000, or $118.00, if the Notes are automatically called in respect of the first Call Valuation Date

•        23.60% × $1,000, or $236.00, if the Notes are automatically called in respect of the second Call Valuation Date

Barrier Level:	70% of the Initial Level, rounded to the nearest hundredth

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions, you will receive at maturity (subject to our credit risk):

(i)     if the Final Level of the Index is equal to or greater than the Barrier Level, a cash payment of $1,000 per $1,000 principal amount Note; and

(ii)    if the Final Level of the Index is less than the Barrier Level, a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Index Return]

You may lose some or all of your principal at maturity. If the Final Level of the Index is less than the Barrier Level, your Notes will be fully exposed to any decline of the Index from the Initial Level to the Final Level and you will lose some or all of your principal. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	[—], the Index Closing Level on the Initial Valuation Date.

Final Level:	The Index Closing Level on the Final Valuation Date.

Index Closing Level:	The closing level of the Index published at the regular weekday close of trading on the relevant valuation date as displayed on Bloomberg Professional® service page “SPX<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TAX5 / US06741TAX54

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

Each Table of Hypothetical Values is based on the assumptions outlined below and demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a theoretical direct investment in the Index, based on certain percentage changes from the Initial Level to the Final Level of the Index and depending on whether the Notes are automatically called. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

In each Table of Hypothetical Values some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the table are determined.

If the Index Closing Level on a Call Valuation Date is at or above the Initial Level, the Notes will be automatically called in respect of such Call Valuation Date for redemption at a cash payment per $1,000 principal amount Note equal to the applicable Call Price on the applicable Early Redemption Date. The applicable Call Price is determined as follows:

For every $1,000 principal amount Note, the applicable Call Price is equal to $1,000 plus a call premium calculated as follows:

•	11.80% × $1,000, or $118.00, if the Notes are automatically called in respect of the first Call Valuation Date

•	23.60% × $1,000, or $236.00, if the Notes are automatically called in respect of the second Call Valuation Date

If the Notes are not automatically called pursuant to the “Automatic Call” provisions, the Final Level of the Index will be determined on the Final Valuation Date and you will receive a payment at maturity (subject to our credit risk):

•	If the Final Level of the Index is greater than or equal to the Barrier Level, a cash payment of $1,000 per $1,000 principal amount Note that you hold.

•

If the Final Level of the Index is less than the Barrier Level, a cash payment per $1,000 principal amount Note that you hold equal to (a) $1,000 plus (b) $1,000 times the Index Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Index Return]

PPS–2

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the Initial Valuation Date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events or events of default occur during the term of the Notes.

•	Initial Level of the Index: 1,278.18

•	The call premium percentage for the first Call Valuation Date: 11.80%

•	The call premium percentage for the second Call Valuation Date: 23.60%

Example 1: The Index Closing Level on the first Call Valuation Date is 1,342.09, which is greater than the Initial Level of the Index. Therefore, the Notes will be automatically called in respect of the first Call Valuation Date.

The table below shows the applicable Call Price per $1,000 principal amount Note (without considering any reinvestment of such Call Price) as compared to a range of hypothetical Index Returns. The Index Return reflects any change in the level of the Index from the Initial Level to the Final Level.

Table of Hypothetical Values

If Notes are Called in Respect of the First Call Valuation Date

Index Return	Investment in the Notes	Direct Investment in the Index
+ 100%	$1,118.00	$2,000.00
+ 90%	$1,118.00	$1,900.00
+ 80%	$1,118.00	$1,800.00
+ 70%	$1,118.00	$1,700.00
+ 60%	$1,118.00	$1,600.00
+ 50%	$1,118.00	$1,500.00
+ 40%	$1,118.00	$1,400.00
+ 30%	$1,118.00	$1,300.00
+ 20%	$1,118.00	$1,200.00
+ 10%	$1,118.00	$1,100.00
+ 5%	$1,118.00	$1,050.00
0%	$1,118.00	$1,000.00
- 5%	$1,118.00	$950.00
- 10%	$1,118.00	$900.00
- 20%	$1,118.00	$800.00
- 30%	$1,118.00	$700.00
- 40%	$1,118.00	$600.00
- 50%	$1,118.00	$500.00
- 60%	$1,118.00	$400.00
- 70%	$1,118.00	$300.00
- 80%	$1,118.00	$200.00
- 90%	$1,118.00	$100.00
- 100%	$1,118.00	$0.00

Since the Index Closing Level on the first Call Valuation Date is equal to or greater than the Initial Level, the Notes are automatically called and you will receive on the applicable Early Redemption Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $118.00. After the Notes are redeemed, they will no longer remain outstanding and there will not be any further payments on the Notes.

PPS–3

Example 2: The Index Closing Level on the first Call Valuation Date is less than the Initial Level.

Table of Hypothetical Values

If Notes are NOT Called in Respect of the First Call Valuation Date

	-
Index Return	Investment in the Notes	Direct Investment in the Index
+ 100%	$1,236.00	$2,000.00
+ 90%	$1,236.00	$1,900.00
+ 80%	$1,236.00	$1,800.00
+ 70%	$1,236.00	$1,700.00
+ 60%	$1,236.00	$1,600.00
+ 50%	$1,236.00	$1,500.00
+ 40%	$1,236.00	$1,400.00
+ 30%	$1,236.00	$1,300.00
+ 20%	$1,236.00	$1,200.00
+ 10%	$1,236.00	$1,100.00
+ 5%	$1,236.00	$1,050.00

0%	$1,236.00	$1,000.00

- 5%	$1,000.00	$950.00
- 10%	$1,000.00	$900.00
- 20%	$1,000.00	$800.00
- 30%	$1,000.00	$700.00
- 40%	$600.00	$600.00
- 50%	$500.00	$500.00
- 60%	$400.00	$400.00
- 70%	$300.00	$300.00
- 80%	$200.00	$200.00
- 90%	$100.00	$100.00
- 100%	$0.00	$0.00

As the table above demonstrates, if (i) the Notes are not called in respect of the first Call Valuation Date and (ii) the Final Level of the Index is equal to or above the Initial Level, the Notes will be automatically called and you will receive on the applicable Early Redemption Date (which is the Maturity Date) a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $236.00, or a total payment of $1,236.00.

As the table above also demonstrates, if Notes are not automatically called and the Final Level of the Index is less than the Initial Level but equal to or greater than the Barrier Level, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to $1,000.

Finally, the table above demonstrates that (i) if Notes are not automatically called and (ii) the Final Level of the Index is less than the Barrier Level, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return. Accordingly, if the Notes are not automatically called and if the Final Level is below the Barrier Level, your Notes will be fully exposed to any decline in the level of the Index from the Initial Level to the Final Level. In this case, you will lose some or all of the principal amount of your Notes.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Call Valuation Dates, any Early Redemption Date, the Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” with respect to the reference asset; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

PPS–4

•

Appreciation Potential—If the Index Closing Level on a Call Valuation Date is greater than or equal to the Initial Level, the Notes will be automatically called and your investment will yield a payment per $1,000 principal amount Note of $1,000 plus a call premium equal to: (i) 11.80% multiplied by $1,000, or $118.00, if your Notes are automatically called in respect of the first Call Valuation Date and (ii) 23.60% multiplied by $1,000, or $236.00, if your Notes are automatically called in respect of the second Call Valuation Date. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Exposure to the U.S. Equities of the S&P 500® Index—The “automatic call” feature and any return on the Notes is linked to the Index. The Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equities markets. For additional information about the Index, see the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

•

Material U.S Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

In addition, it is possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Index that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

PPS–5

•

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss—If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Level of the Index is less than the Barrier Level, you will lose 1% of your principal amount for every 1% decline in the Final Level of the Index as compared to the Initial Level. If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Level of the Index is less than the Barrier Level, you will lose some or all of the principal amount of your Notes.

•

Your Gain, if Any, on the Notes is limited to the Applicable Call Premium—If the Notes are automatically called pursuant to the “Automatic Call” provisions in respect of a Call Valuation Date, you will receive on the applicable Early Redemption Date a payment per $1,000 principal amount Note of $1,000 plus a call premium equal to the product of the applicable call premium percentage multiplied by $1,000, regardless of the performance of the Index from the Initial Level to the applicable Call Valuation Date or the Index Return.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Index Closing Level on a Call Valuation Date is at or above the Initial Level. If the Notes are automatically called in respect of any Call Valuation Date, you will be entitled only to the principal amount of your Notes plus the applicable call premium set forth on the cover of this preliminary pricing supplement. You will not be entitled to any appreciation in the Index at any time after the applicable Call Valuation Date, including on the Final Valuation Date, which may be significant. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Early Redemption Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•

Limited Protection (Subject to Our Credit Risk) at Maturity and Only to the Extent Afforded by the Barrier Level—If the Notes are called pursuant to the “Automatic Call” provisions or if the Final Level of the Index does not fall below the Barrier Level, you will be entitled to receive, subject to our credit risk, at least the full principal amount of your Notes at maturity or on the Early Redemption Date, as applicable. If the Notes are not automatically called and the Final Level of the Index is below the Barrier Level, for every 1% that the Index has declined from the Initial Level to the Final Level, you will lose an amount equal to 1% of the principal amount of your Notes. In such a case, you will lose some or all of your principal at maturity. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Whether or Not the Notes Will be Automatically Called Prior to Maturity and, if the Notes Are Not Automatically Called Prior to Maturity, Any Payment at Maturity of Your Notes Will Not be Based on the Level of the Index at Any Time Other than the Index Closing Level on the applicable Call Valuation Date or the Final Valuation Date, as

PPS–6

Applicable—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Index Closing Level on the applicable Call Valuation Date, as compared to the Initial Level. Therefore, if the Index Closing Level on any Call Valuation Date is less than the Initial Level of the Index, the Notes will not be automatically called and you will not be entitled to the applicable Call Price. Similarly, if the Notes are not automatically called pursuant to the “Automatic Call” provisions, the Final Level of the Index and the Index Return will be based solely on the Index Closing Level on the Final Valuation Date as compared to the Initial Level. Accordingly, if the Index Closing Level on the Final Valuation Date is less than the Barrier Level, the payment upon maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index at a time when the Index level was at or above the Barrier Level.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS–7

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index Closing Level from January 7, 2002 through June 4, 2012. The Index Closing Level on June 4, 2012 was 1,278.18.

We obtained the Index Closing Levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–8